Exhibit 99.1

Ceres Announces Fiscal Year 2015 Financial Results

−	Fiscal year marks new strategic direction into forages.
−	Company continues positive outlook for product adoption and technology licensing.
−	Realignment expected to yield significant cost savings in FY 2016.

THOUSAND OAKS, Calif. – November 23, 2015 – Ceres, Inc. (Nasdaq: CERE), an agricultural biotechnology company, announced today financial results for the fiscal year ended August 31, 2015 and provided an update on its business.

During fiscal year 2015, Ceres refocused its business on commercializing forage and feed products with a better balance of yield, energy and nutrition. Among other milestones, the company signed distribution agreements with several leading crop input providers and made significant progress in advancing its trait technology. U.S. seeds sales of its improved forage sorghum hybrids increased nearly sixfold in fiscal year 2015 over the previous season. Outside of forages, Ceres continued to add customers for its Persephone bioinformatics technology and received additional patents related to its trait and iCODE technology.

For fiscal year 2016, Ceres plans to increase the number of companies distributing its forage sorghum seeds, expand its product portfolio and extend field evaluations of its seed products to additional regions.

Ceres President and CEO Richard Hamilton said that the momentum behind the company’s entry in to the forage business continues to accelerate. “We are building our brand and market presence with improved conventional seed products ahead of the planned commercialization of crop traits. We have repeat orders in hand and are looking forward to expanding our sales and marketing reach through additional distributors,” said Hamilton. He noted that he expects Ceres’ trait portfolio to play a key role in the company’s plans. “Traits provide the opportunity to significantly increase the value of the seed and expand beyond the historical acreage of forage sorghum.”

Paul Kuc, Ceres Chief Financial Officer, indicated that the company has taken a number of actions to strengthen its balance sheet as it refocuses on the forage market, including recent equity financings and a realignment of legacy business activities in bioenergy. He confirmed that previously announced cuts outside the U.S. are expected to significantly reduce operating expenses in fiscal year 2016 compared to fiscal year 2015. “We are targeting a 50% reduction in our operating expenses for fiscal year 2016,” said Kuc.

Fiscal Year 2015 Financial Results

Total revenues increased by $0.3 million to $2.7 million for the year ended August 31, 2015 compared to the previous fiscal year. Product sales increased by $0.3 million primarily due to increased biomass sales in Brazil. Services revenue remained relatively unchanged at $2.3 million. Within services, software revenue increased by $0.4 million, which was offset by decreased revenue recognized under the company’s collaborative research programs of $0.4 million.

Cost of product sales increased by $2.2 million to $5.3 million for the year ended August 31, 2015 compared to the previous fiscal year. The increase was primarily due to increased expenses of $1.9 million resulting from increases in crop management services performed under the company’s sales incentive and promotional programs for the 2014-2015 sorghum growing season in Brazil, and $0.3 million of increased expenses related to obsolete seed inventory.

Research and development expenses decreased by $4.5 million to $9.7 million for the year ended August 31, 2015 compared to previous fiscal year. In the U.S., research and development expenses decreased by $4.2 million primarily due to reduced personnel and related expenses of $3.1 million, reduced external research and development and licensing expenses of $0.3 million, and reduced laboratory and agricultural supply costs of $0.8 million. In Brazil, research and development expenses decreased by $0.3 million as a result of decreased personnel and related expenses.

Selling, general and administrative expenses increased by $1.5 million to $15.9 million for the year ended August 31, 2015 compared to previous fiscal year. In Brazil, expenses increased by $1.7 million as a result of increased expenditures related to building the company’s market presence and business infrastructure, and supporting the business activities related to Ceres’ sales incentive and promotional programs. In the U.S., expenses decreased by $0.2 million due to reduced personnel and related expenses of $1.0 million, which was mostly offset by increased legal and professional and patent expenses of $0.8 million.

For the fiscal year ended August 31, 2015, Ceres reported a net loss of $28.2 million, or $4.57 per share, compared to a net loss of $29.3 million, or $6.48 per share, for the fiscal year ended August 31, 2014.

At August 31, 2015, cash and cash equivalents totaled $8.1 million. Ceres is currently evaluating opportunities to secure additional financing, including the issuance of equity, sale or divesture of business units, and additional revenues from grants or collaborations.

Conference Call and Webcast Information

Ceres has scheduled a conference call for 4:30 p.m. EST (1:30 p.m. PST) today to discuss its fiscal year end results and to provide an update on its business. To access the webcast of the conference call, go to investor.ceres.net. Audio of the teleconference is also available by dialing (877) 838-4153 (domestic) or +1(720) 545-0037 (international). The conference ID number is 86461018. An audio replay of the call will be available two hours after the conclusion of the live call, and remain available on the Ceres website for 30 days.

About Ceres

Ceres, Inc. is an agricultural biotechnology company that develops and markets seeds and traits to produce crops for animal feed, sugar and other markets. The company’s advanced plant breeding and biotechnology technology platforms, which can increase crop productivity, improve quality, reduce crop inputs and improve cultivation on marginal land, have broad application across multiple crops, including food, feed, fiber and fuel crops. Ceres markets its seed products under its Blade brand. The company also licenses its biotech traits and technology, including its Persephone genome visualization software, to other life science companies and organizations.

Ceres Forward-Looking Statements

This press release may contain forward-looking statements. All statements, other than statements of historical facts, including statements regarding Ceres’ efforts to develop and commercialize its products and technologies, anticipated yields and product performance, status of crop plantings, short-term and long-term business strategies, market and industry expectations, future operating metrics, and future results of operations and financial position, including anticipated cost savings from the company’s restructuring plan and projected cash expenditures, are forward-looking statements. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Ceres’ control. Factors that could materially affect actual results can be found in Ceres’ filings with the U.S. Securities and Exchange Commission. Ceres undertakes no obligation to update publicly, except to the extent required by law, any forward-looking statements for any reason after the date the company issues this press release to conform these statements to actual results or to changes in the company’s expectations.

Contact:

Ceres, Inc.

Gary Koppenjan

(805) 375-7801

ir@ceres.net

CERES, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands, except share and per share amounts)

	Year Ended August 31,
	2015	2014

Revenues:
Product sales	$434	$146
Services	2,286	2,258
Total revenues	2,720	2,404
Cost and operating expenses:
Cost of product sales	5,267	3,021
Research and development	9,684	14,156
Selling, general and administrative	15,946	14,484
Total cost and operating expenses	30,897	31,661
Loss from operations	(28,177)	(29,257)
Interest expense	(30)	(68)
Interest income	28	5
Other income	24	-
Loss before income taxes	(28,155)	(29,320)
Income tax expense	(1)	(1)
Net loss	$(28,156)	$(29,321)
Basic and diluted net loss per share	$(4.57)	$(6.48)
Basic and diluted weighted average outstanding common shares used for net loss per share	6,166,006	4,525,746

CERES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	August 31,	August 31,
	2015	2014

Assets
Current assets:
Cash and cash equivalents	$8,095	$3,423
Marketable securities	-	24,579
Prepaid expenses	477	633
Accounts receivable	577	370
Inventories	-	84
Assets held for sale	474	-
Other current assets	143	240
Total current assets	9,766	29,329
Property and equipment, net	1,258	2,996
Other assets	98	99
Total long-term assets	1,356	3,095
Total assets	$11,122	$32,424

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$4,402	$4,278
Billings in excess of costs	802	356
Deferred rent	18	18
Current portion of long-term debt	-	70
Total current liabilities	5,222	4,722
Deferred rent	56	75
Common stock warrant liabilities	1,631	-
Long-term debt, net of current portion	-	18
Total liabilities	6,909	4,815
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value; 240,000,000 shares authorized; 8,830,700 shares issued and outstanding at August 31, 2015; 6,024,108 shares issued and outstanding at August 31, 2014.	88	60
Additional paid-in capital	335,424	332,049
Accumulated other comprehensive loss	762	(595)
Accumulated deficit	(332,061)	(303,905)
Total stockholders’ equity	4,213	27,609
Total liabilities and stockholders’ equity	$11,122	$32,424